Exhibit 99.1
January 22, 2018

Fellow shareholders,

We had a beautiful Q4, completing a great year as internet TV expands globally. In 2017, we grew streaming revenue 36% to over $11 billion, added 24 million new memberships (compared to 19 million in 2016), achieved for the first time a full-year positive international contribution profit, and more than doubled global operating income.

(in millions except per share data and Streaming Content Obligations)	Q4'16	Q1'17	Q2'17	Q3'17	Q4'17	Q1'18 Forecast
Total (Including DVD):
Revenue	$2,478	$2,637	$2,785	$2,985	$3,286	$3,686
Y/Y % Growth	35.9%	34.7%	32.3%	30.3%	32.6%	39.8%
Operating Income	$154	$257	$128	$209	$245	$362
Operating Margin	6.2%	9.7%	4.6%	7.0%	7.5%	9.8%
Net Income	$67	$178	$66	$130	$186	$282
Diluted EPS	$0.15	$0.40	$0.15	$0.29	$0.41	$0.63

Total Streaming:
Revenue	$2,351	$2,516	$2,671	$2,875	$3,181	$3,587
Y/Y % Growth	40.6%	38.8%	35.8%	33.2%	35.3%	42.6%
Paid Memberships	89.09	94.36	99.04	104.02	110.64	118.49
Total Memberships	93.80	98.75	103.95	109.25	117.58	123.93
Net Additions	7.05	4.95	5.20	5.30	8.33	6.35

US Streaming:
Revenue	$1,403	$1,470	$1,505	$1,547	$1,630	$1,807
Contribution Profit	$536	$606	$560	$554	$561	$656
Contribution Margin	38.2%	41.2%	37.2%	35.8%	34.4%	36.3%
Paid Memberships	47.91	49.38	50.32	51.35	52.81	54.71
Total Memberships	49.43	50.85	51.92	52.77	54.75	56.20
Net Additions	1.93	1.42	1.07	0.85	1.98	1.45

International Streaming:
Revenue	$948	$1,046	$1,165	$1,327	$1,550	$1,780
Contribution Profit (Loss)	$(67)	$43	$(13)	$62	$135	$234
Contribution Margin	(7.0)%	4.1%	(1.1)%	4.7%	8.7%	13.1%
Paid Memberships	41.19	44.99	48.71	52.68	57.83	63.78
Total Memberships	44.37	47.89	52.03	56.48	62.83	67.73
Net Additions	5.12	3.53	4.14	4.45	6.36	4.90

Consolidated:
Net cash (used in) operating activities	$(557)	$(344)	$(535)	$(420)	$(488)
Free Cash Flow	$(639)	$(423)	$(608)	$(465)	$(524)
EBITDA	$212	$317	$190	$273	$313
Shares (FD)	440.1	445.5	446.3	447.4	448.1
Streaming Content Obligations* ($B)	14.5	15.3	15.7	17.0	17.7
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q4 Results

Average paid streaming memberships rose 25% year over year in Q4. Combined with a 9% increase in ASP, global streaming revenue growth amounted to 35%. Operating income of $245 million (7.5% margin) vs. $154 million prior year (6.2% margin) was slightly above our $238 million forecast. Operating margin for FY17 was 7.2%, on target with our goal at the beginning of this year.
EPS was $0.41 vs. $0.15 last year and met our forecast of $0.41. There were several below the line items that affected net income, including a pre-tax $26 million non-cash unrealized loss from F/X remeasurement on our Eurobond. Our tax rate was helped by a $66 million foreign tax benefit, which partially offset a revaluation of our deferred tax assets and the impact from the mandatory deemed repatriation of accumulated foreign earnings related to the recent US tax reform.
In Q4, we registered global net adds of 8.3 million, the highest quarter in our history and up 18% vs. last year’s record 7.05 million net adds. This exceeded our 6.3m forecast due primarily to stronger than expected acquisition fueled by our original content slate and the ongoing global adoption of internet entertainment. Geographically, the outperformance vs. guidance was broad-based.
In the US, memberships rose by 2.0 million (vs. forecast of 1.25m) bringing total FY17 net adds to 5.3 million. ASP rose 5% year-over-year. Domestic contribution profit increased 5% year-over-year although contribution margin of 34.4% declined both on a year-over-year and sequential basis due to the marketing spend we noted in last quarter’s investor letter.
Internationally, we added 6.36 million memberships (compared with guidance of 5.05m), a new record for quarterly net adds for this segment. Excluding a F/X impact of +$43 million, international revenue and ASP grew 59% and 12% year over year, respectively. The increase in ASP reflects price adjustments in a wide variety of our markets over the course of 2017. With contribution profit of $227 million in 2017 (4.5% contribution margin), the international segment delivered its first full year of positive contribution profit in our history.
We took a $39m non-cash charge in Q4 for unreleased content we’ve decided not to move forward with. This charge was recognized in content expense in cost of revenues. Despite this unexpected expense, we slightly exceeded our contribution profit and operating income forecast due to our stronger than expected member growth and the timing of international content spend.
Forecast

The guidance we provide is our internal forecast at the time we report. For Q1, we project global net adds of 6.35 million (vs. 5.0m in the year ago quarter), with 1.45m in the US and 4.90m internationally. As we wrote last quarter, our primary profit metric is operating margin and we are targeting a full year 2018 target of 10%, up about 300 basis points year over year, as in the prior year.
We believe our big investments in content are paying off. In 2017, average streaming hours per membership grew by 9% year-over-year. With greater than expected member growth (resulting in more revenue), we now plan to spend $7.5-$8.0 billion on content on a P&L basis in 2018.

2

Big hits like 13 Reasons Why, Stranger Things and Bright result from a combination of great content and great marketing. We’re taking marketing spend up a little faster than revenue for this year (from about $1.3B to approximately $2B) because our testing results indicate this is wise. We want great content, and we want the budget to make the hits we have really big, to drive our membership growth. We’ll grow our technology & development investment to roughly $1.3 billion in 2018.
Content

Q4 capped an amazing year for Netflix original content with returning seasons of The Crown and Black Mirror as well as Stranger Things, which cemented its place as a global phenomenon. In the quarter, we also successfully launched new titles like the limited series Godless, Marvel’s The Punisher and Mindhunter (from director David Fincher), the latter two of which are renewed for a second season. It’s amazing to think that in only 5 years since launching our first original series, Netflix had three of the Top 51 most searched TV shows globally for the second year in a row.
Our largest investment in original films to date, Bright, a fantasy action movie starring Will Smith, was a major success and drove a notable lift in acquisition. In its first month, Bright has become one of our most viewed original titles ever. We’re thrilled with this performance and are planning a sequel as well as additional investment in original films.
We’re finding continued success with international originals and in Q4 we released: season 3 of Club de Cuervos as well as The Day I Met El Chapo, both of which are from Mexico; Suburra from Italy; and an unscripted series from the UK, Jack Whitehall: Travels with My Father. We also debuted Dark2, our first German original drama series. High-quality content can travel globally, irrespective of language; for instance, Dark, in addition to being well-received in its home country, has also been viewed by millions of members in the US and has outsized watching throughout Europe and Latin America. Combined with attractive economics and a positive impact on our business in local markets, we will expand this initiative with over 30 international original series this year, including projects from France, Poland, India, Korea and Japan.
We are increasingly self-producing our original content. As part of this initiative, in Q4 we signed overall deals with Stranger Things producer Shawn Levy and Orange is the New Black and GLOW creator Jenji Kohan. Our goal is to work directly with the best talent to bring amazing stories to our members all over the world.
Product and Partnerships

We are partnering with a growing number of MVPDs and ISPs across the world to the benefit of our mutual customers. These partnerships make it easier for consumers to sign up, enjoy and pay for Netflix, while our service allows our partners to deepen their relationships with these subscribers. Examples of these types of partnerships that we struck in Q4 include an expanded global partnership with Deutsche Telekom and with Cox Communications and Verizon Communications in the US. As expected, the FCC removed the US net neutrality rules. We believe that a strong internet should have enforceable net

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1 https://trends.google.com/trends/yis/2017/GLOBAL/
2 https://www.nytimes.com/2017/12/05/arts/television/review-with-dark-netflix-delivers-science-fiction-with-european-roots.html

3

neutrality rules, so we and other internet firms are backing the Internet Association’s challenge to the FCC’s action.
Competition

We have been talking about the transition from linear to streaming for the past 10 years. As this trend becomes increasingly evident, more companies are entering the market for premium video content. On the commercial-free tech side, Amazon Studios is likely to bring in a strong new leader given their large content budgets, and Apple is growing its programming, which we presume will either be bundled with Apple Music or with iOS.
Facebook and YouTube are expanding and competing in free ad-supported video content. With their multi-billion global audiences, free ad-supported internet video is a big force in the market for entertainment time, as well as a great advertising vehicle for Netflix.
Traditional media companies are also expanding into streaming. Disney is in the process of acquiring most of 21st Century Fox and plans to launch a direct-to-consumer service in 2019 with a beloved brand and great franchises. The market for entertainment time is vast and can support many successful services. In addition, entertainment services are often complementary given their unique content offerings. We believe this is largely why both we and Hulu have been able to succeed and grow.
Free Cash Flow and Capital Structure

In Q4, free cash flow amounted to -$524 million, bringing full year 2017 FCF to -$2.0 billion, at the lower end of the -$2.0 to -$2.5 billion range we had previously indicated. This was largely due to the timing of content payments, which will now occur in 2018.
Our operating margins and income are rising, and our only material cash-ahead-of-P&L-expense is content. When we develop a title like Bright, the cash spend is 1-3 years before the viewing, associated membership growth, and P&L expense. Thus, the faster we grow our originals budget (particularly for self-produced content), the more cash we consume. We are increasing operating margins and expect that in the future, a combination of rising operating profits and slowing growth in original content spend will turn our business FCF positive.
In the near term, however, membership, revenue and original content spend are booming. We’re growing faster than we expected, which allows us to invest more in original content than we had planned, so our FCF will be around negative $3B-$4B in 2018. Given our track record of content investments helping to increase growth, we are excited about the growth in future years from the increased investments we are making in original content this year.
We anticipate continuing to raise capital in the high yield market. The new limitation on deductibility of interest costs is not expected to affect us. We are striving to make the right choices and investments to grow the value of the firm, and that is what also ultimately secures our debt. High yield has rarely seen an equity cushion so thick.

4

Board of Directors
We are pleased to add Rodolphe Belmer3 to our board of directors. Rodolphe is the former CEO of Canal+ Group in France, and is currently CEO of Eutelsat, a global satellite business. A large and growing percentage of our members are European, and we are fortunate to have a leader like Rodolphe join our board.
Summary
Our goal is to entertain people. We are thrilled to be able to do that at great scale.

For quick reference, our eight most recent investor letters are: October 20174, July 20175, April 20176, January 20177, October 20168, July 20169, April 201610, January, 201611.

January 22, 2018 Earnings Interview, 3pm PST

Our video interview with Todd Juenger of Bernstein will be on youtube/netflixir at 3pm PST today. Questions that investors would like Todd to ask should be sent to todd.juenger@bernstein.com. Reed Hastings, CEO, David Wells, CFO, Ted Sarandos, Chief Content Officer, Greg Peters, Chief Product Officer and Spencer Wang, VP of IR/Corporate Development will be answering Todd’s questions.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance/IR & Corporate Development	Chief Communications Officer
408 809-5360	310 734-2958

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3 https://www.eutelsat.com/en/group/company-structure/executive-committee/rodolphe-belmer.html
4 http://files.shareholder.com/downloads/NFLX/3639218336x0x959841/8E7F87AB-2E5C-41DB-862B-E872EF39B039/Q3_17_Shareholder_Letter_COMBINED.pdf
5 http://files.shareholder.com/downloads/NFLX/3639218336x0x949716/CFB029CB-65E5-43D3-A87D-998FEFAA64C0/Q2_17_Shareholder_Letter.pdf
6 http://files.shareholder.com/downloads/NFLX/3639218336x0x937576/7DAD8A22-F8FE-4339-A534-4A851A5C68E5/Q117ShareholderLetterV2FINAL.pdf
7 http://files.shareholder.com/downloads/NFLX/3639218336x0x924415/A5ACACF9-9C17-44E6-B74A-628CE049C1B0/Q416ShareholderLetter.pdf
8 http://files.shareholder.com/downloads/NFLX/2457496703x0x912075/700E14FD-12BE-4C3A-9283-9A975C7FE549/FINAL_Q3_Letter.pdf
9 http://files.shareholder.com/downloads/NFLX/2457496703x0x900152/4D4F0167-4BE2-4DC1-ACC7-759F1561CD59/Q216LettertoShareholders_FINAL_w_Tables.pdf
10 http://files.shareholder.com/downloads/NFLX/1662264494x0x886428/5FB5A3DF-F23A-4BB1-AC37-583BAEF2A1EE/Q116LettertoShareholders_W_TABLES_.pdf
11 http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf

5

Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and EBITDA. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our investments in marketing, technology and development, and content, including original content; content and product partnerships; impact of U.S. net neutrality rules; growth of internet video and competitive landscape; future capital raises; expectations of positive free cash flow, impact of the new limitation on the deductibility of interest; domestic and international net, total and paid subscribers; revenue; contribution profit (loss) and contribution margin for both domestic and international operations, as well as consolidated operating income, operating margin; net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 27, 2017. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

6

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues	$3,285,755	$2,984,859	$2,477,541	$11,692,713	$8,830,669
Cost of revenues	2,107,354	1,992,980	1,654,419	7,659,666	6,029,901
Marketing	419,939	312,490	284,996	1,278,022	991,078
Technology and development	273,351	255,236	225,191	1,052,778	852,098
General and administrative	239,808	215,526	159,001	863,568	577,799
Operating income	245,303	208,627	153,934	838,679	379,793
Other income (expense):
Interest expense	(75,292)	(60,688)	(43,586)	(238,204)	(150,114)
Interest and other income (expense)	(38,681)	(31,702)	(20,079)	(115,154)	30,828
Income before income taxes	131,330	116,237	90,269	485,321	260,507
Provision for (benefit from) income taxes	(54,187)	(13,353)	23,521	(73,608)	73,829
Net income	$185,517	$129,590	$66,748	$558,929	$186,678
Earnings per share:
Basic	$0.43	$0.30	$0.16	$1.29	$0.44
Diluted	$0.41	$0.29	$0.15	$1.25	$0.43
Weighted-average common shares outstanding:
Basic	433,108	432,404	429,738	431,885	428,822
Diluted	448,142	447,362	440,063	446,814	438,652

7

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,822,795	$1,467,576
Short-term investments	—	266,206
Current content assets, net	4,310,934	3,726,307
Other current assets	536,245	260,202
Total current assets	7,669,974	5,720,291
Non-current content assets, net	10,371,055	7,274,501
Property and equipment, net	319,404	250,395
Other non-current assets	652,309	341,423
Total assets	$19,012,742	$13,586,610
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,173,041	$3,632,711
Accounts payable	359,555	312,842
Accrued expenses	315,094	197,632
Deferred revenue	618,622	443,472
Total current liabilities	5,466,312	4,586,657
Non-current content liabilities	3,329,796	2,894,654
Long-term debt	6,499,432	3,364,311
Other non-current liabilities	135,246	61,188
Total liabilities	15,430,786	10,906,810
Stockholders' equity:
Common stock	1,871,396	1,599,762
Accumulated other comprehensive loss	(20,557)	(48,565)
Retained earnings	1,731,117	1,128,603
Total stockholders' equity	3,581,956	2,679,800
Total liabilities and stockholders' equity	$19,012,742	$13,586,610

8

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income	$185,517	$129,590	$66,748	$558,929	$186,678
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,477,659)	(2,315,017)	(2,102,841)	(9,805,763)	(8,653,286)
Change in streaming content liabilities	53,446	(34,587)	98,525	900,006	1,772,650
Amortization of streaming content assets	1,713,863	1,627,477	1,330,508	6,197,817	4,788,498
Amortization of DVD content assets	12,289	13,259	19,206	60,657	78,952
Depreciation and amortization of property, equipment and intangibles	19,073	19,238	14,189	71,911	57,528
Stock-based compensation expense	48,530	44,763	43,646	182,209	173,675
Excess tax benefits from stock-based compensation	—	—	(27,720)	—	(65,121)
Other non-cash items	14,126	9,896	9,430	57,207	40,909
Foreign currency remeasurement loss on long-term debt	25,740	50,830	—	140,790	—
Deferred taxes	(104,132)	(57,090)	(26,706)	(208,688)	(46,847)
Changes in operating assets and liabilities:
Other current assets	(87,090)	(41,399)	(1,679)	(234,090)	46,970
Accounts payable	63,969	34,029	15,540	74,559	32,247
Accrued expenses	(5,169)	74,006	(3,582)	114,337	68,706
Deferred revenue	83,197	32,947	16,266	177,974	96,751
Other non-current assets and liabilities	(33,657)	(7,549)	(8,690)	(73,803)	(52,294)
Net cash used in operating activities	(487,957)	(419,607)	(557,160)	(1,785,948)	(1,473,984)
Cash flows from investing activities:
Acquisitions of DVD content assets	(10,507)	(10,217)	(18,797)	(53,720)	(77,177)
Purchases of property and equipment	(21,585)	(33,963)	(61,048)	(173,302)	(107,653)
Change in other assets	(3,749)	(1,107)	(1,617)	(6,689)	(941)
Purchases of short-term investments	—	(2,799)	(5,603)	(74,819)	(187,193)
Proceeds from sale of short-term investments	—	250,278	83,797	320,154	282,484
Proceeds from maturities of short-term investments	—	—	27,690	22,705	140,245
Net cash provided by (used in) investing activities	(35,841)	202,192	24,422	34,329	49,765
Cash flows from financing activities:
Proceeds from issuance of debt	1,600,000	—	1,000,000	3,020,510	1,000,000
Issuance costs	(16,828)	(312)	(10,700)	(32,153)	(10,700)
Proceeds from issuance of common stock	14,705	34,669	25,392	88,378	36,979
Excess tax benefits from stock-based compensation	—	—	27,720	—	65,121
Other financing activities	66	65	60	255	230
Net cash provided by financing activities	1,597,943	34,422	1,042,472	3,076,990	1,091,630
Effect of exchange rate changes on cash and cash equivalents	2,181	10,685	(11,316)	29,848	(9,165)
Net increase (decrease) in cash and cash equivalents	1,076,326	(172,308)	498,418	1,355,219	(341,754)
Cash and cash equivalents, beginning of period	1,746,469	1,918,777	969,158	1,467,576	1,809,330
Cash and cash equivalents, end of period	$2,822,795	$1,746,469	$1,467,576	$2,822,795	$1,467,576

	Three Months Ended			Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(487,957)	$(419,607)	$(557,160)	$(1,785,948)	$(1,473,984)
Acquisitions of DVD content assets	(10,507)	(10,217)	(18,797)	(53,720)	(77,177)
Purchases of property and equipment	(21,585)	(33,963)	(61,048)	(173,302)	(107,653)
Change in other assets	(3,749)	(1,107)	(1,617)	(6,689)	(941)
Non-GAAP free cash flow	$(523,798)	$(464,894)	$(638,622)	$(2,019,659)	$(1,659,755)

9

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Twelve Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Domestic Streaming
Total memberships at end of period	54,750	52,772	49,431	54,750	49,431
Paid memberships at end of period	52,810	51,345	47,905	52,810	47,905

Revenues	$1,630,274	$1,547,210	$1,403,462	$6,153,025	$5,077,307
Cost of revenues	873,372	864,408	761,479	3,319,230	2,855,789
Marketing	195,784	128,901	105,589	553,331	382,832
Contribution profit	561,118	553,901	536,394	2,280,464	1,838,686

International Streaming
Total memberships at end of period	62,832	56,476	44,365	62,832	44,365
Paid memberships at end of period	57,834	52,678	41,185	57,834	41,185

Revenues	$1,550,329	$1,327,435	$947,666	$5,089,191	$3,211,095
Cost of revenues	1,191,497	1,081,485	834,794	4,137,911	2,911,370
Marketing	224,155	183,589	179,407	724,691	608,246
Contribution profit (loss)	134,677	62,361	(66,535)	226,589	(308,521)

Domestic DVD
Total memberships at end of period	3,383	3,569	4,114	3,383	4,114
Paid memberships at end of period	3,330	3,520	4,029	3,330	4,029

Revenues	$105,152	$110,214	$126,413	$450,497	$542,267
Cost of revenues	42,485	47,087	58,146	202,525	262,742
Contribution profit	62,667	63,127	68,267	247,972	279,525

Consolidated

Revenues	$3,285,755	$2,984,859	$2,477,541	$11,692,713	$8,830,669
Cost of revenues	2,107,354	1,992,980	1,654,419	7,659,666	6,029,901
Marketing	419,939	312,490	284,996	1,278,022	991,078
Contribution profit	758,462	679,389	538,126	2,755,025	1,809,690
Other operating expenses	513,159	470,762	384,192	1,916,346	1,429,897
Operating income	245,303	208,627	153,934	838,679	379,793
Other expense	(113,973)	(92,390)	(63,665)	(353,358)	(119,286)
Provision for (benefit from) income taxes	(54,187)	(13,353)	23,521	(73,608)	73,829
Net income	$185,517	$129,590	$66,748	$558,929	$186,678

10

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$66,748	$178,222	$65,600	$129,590	$185,517
Add:
Interest and other (income) expense	63,665	33,150	113,845	92,390	113,973
Provision for (benefit from) income taxes	23,521	45,570	(51,638)	(13,353)	(54,187)
Depreciation and amortization of property, equipment and intangibles	14,189	15,049	18,551	19,238	19,073
Stock-based compensation expense	43,646	44,888	44,028	44,763	48,530
Adjusted EBITDA	$211,769	$316,879	$190,386	$272,628	$312,906

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